Exhibit 23.2

MANHEIM
AUCTIONS

March 12, 2003

Ariel Amir
Executive Vice President and General Counsel
Autobytel Inc.
18872 MacArthur Boulevard
Irvine, CA 92612-1400

Dear Mr. Amir:

This letter will serve as permission to use our statistics, with proper identification, in your Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

As reflected in the attached, the size of the U.S. automotive market (new and used) in 2001 and 2002 was $736 billion and $747 billion, respectively.

The “attached” is Manheim’s 2003 Used Car Market Report.

Sincerely,

/s/ GEORGE LARGAY

George Largay Director of Communications 678-645-2127 678-645-3001 Fax

6205 PEACHTREE DUNWOODY RD.
ATLANTA, GEORGIA 30328
800-777-2053
http://www.manheim.com